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                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS


The Advisory Committee
The Gillette Company Employee's Savings Plan:


We consent to the incorporation by reference in registration statement No. 33-63707 on Form S-8 of The Gillette Company Employee's Savings Plan of our report dated May 21, 1999, relating to the statements of net assets available for plan benefits of The Gillette Company Employee's Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of The Gillette Company Employee's Savings Plan.






                                    KPMG LLP
                                    --------
                                    Kpmg llp

Boston, Massachusetts
June 29, 1999